Exhibit 99.1

Egalet Reports Third Quarter 2016 Financial Results

—Webcast and conference call at 8:30 AM EDT—

Wayne, Penn. — November 4, 2016 — Egalet Corporation (Nasdaq: EGLT) (“Egalet”), a fully integrated specialty pharmaceutical company focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions, today reported financial results for the third quarter ended September 30, 2016. Egalet’s management will host a live conference call and webcast at 8:30 a.m. Eastern Time to review the company’s financial and operating results and provide a general business update.

“Much progress was made in the third quarter with the successful FDA Advisory Committee meeting for ARYMO ER and the closing of a $40 million financing with a potential additional $40 million upon ARYMO ER approval,” said Bob Radie, president and chief executive officer of Egalet. “We are now focused on working closely with the FDA to complete the regulatory review of ARYMO ER and preparing for a potential launch in the first quarter of 2017.”

Third quarter highlights include:

•                  FDA Advisory Committee recommended approval of ARYMO ER™ (morphine sulfate) with abuse-deterrent labeling;

•                  Publication of ARYMO ER Category 3 oral and intranasal abuse-deterrent data in Pain Medicine;

•                  Data presentations supported a strong abuse-deterrent profile for ARYMO ER at PAINWeek;

•                  Category 1 abuse-deterrent study demonstrated that OXAYDO® (oxycodone HCl, USP) tablets CII resists syringeability, which could potentially deter abuse through the intravenous route;

•                  Pharmacokinetic study demonstrated bioequivalence of OXAYDO 15 mg to Roxicodone® (oxycodone hydrochloride tablets USP) 15 mg dose;

•                  Completed manufacturing capacity expansion at Halo Pharma facility;

•                  Appointed Patrick Shea chief commercial officer; and

•                  Completed a senior secured debt offering of $40 million.

Third Quarter 2016 Financial Results:

•                  Cash Position: As of September 30, 2016, Egalet had cash and marketable securities totaling $101.2 million.

•                  Revenue: Total net revenue was $4.7 million for the quarter ended September 30, 2016 compared to $1.7 million for the quarter ended

September 30, 2015. There were net product sales of $4.7 million for the quarter ended September 30, 2016 compared to $1.3 million for the quarter ended September 30, 2015. Related party revenues decreased from $390,000 for the quarter ended September 30, 2015 to $0 for the quarter ended September 30, 2016 due to the termination of the collaboration agreement with Shionogi in the fourth quarter of 2015.

•                  Cost of Sales: Cost of sales (excluding product amortization rights) was $914,000 for the quarter ended September 30, 2016 and $349,000 for the third quarter of 2015 related to the sales of SPRIX Nasal Spray and OXAYDO. Cost of sales for the third quarter of 2016 consisted of both SPRIX Nasal Spray and OXAYDO sales, while the third quarter in 2015 consisted only of SPRIX Nasal Spray sales. Cost of sales for SPRIX Nasal Spray reflects inventory acquired at fair value in 2015 and the average cost of inventory subsequently produced and dispensed to patients during the period. Cost of sales for OXAYDO reflects the average cost of inventory dispensed to patients during the period.

•                  G&A Expenses: General and administrative expenses increased to $8.0 million for the quarter ended September 30, 2016 compared to $5.5 million for the same period in 2015. This was primarily attributable to increases in employee salary, benefits and stock based compensation expenses due to the growth of our U.S. operations. There were also increases in professional fees which related to the FDA Advisory Committee meeting that occurred in August 2016.

•                  S&M Expenses: Sales and marketing expenses increased to $7.0 million for the quarter ended September 30, 2016 from $6.3 million in the quarter ended September 30, 2015. Expenses for the quarter ended September 30, 2016 consisted primarily of salary and benefits, contract sales force and sales and marketing for SPRIX Nasal Spray and OXAYDO and commercial planning expenses related to ARYMO ER.

•                  R&D Expenses: Research and development expenses increased to $12.1 million for the quarter ended September 30, 2016 from $4.6 million for the quarter ended September 30, 2015. The increase was driven primarily by an increase in development costs for Egalet-002 and OXAYDO.

•                  Interest Expense: Interest expense increased to $3.6 million for the quarter ended September 30, 2016 from $2.4 million for the same period in 2015. The increase was driven primarily by $800,000 in debt extinguishment costs related to the repayment of the Hercules loan as well as interest expense related to the newly issued 13% Senior Secured Notes.

•                  Net Loss: Net loss for the quarter ended September 30, 2016 was $26.9 million, or $1.10 per share, compared to a net loss of $17.4 million, or $0.81 per share for the quarter ended September 30, 2015.

Conference Call Information

Egalet’s management will host a conference call to discuss the third quarter 2016 financial results:

Date:	Friday, November 4, 2016

Time:	8:30 a.m. EDT

Webcast (live and archive):	egalet.com (Events & Webcasts, Investor page)

Dial-in numbers:	1-888-346-2615 (domestic)

1-412-902-4253 (international)

Replay numbers:	1-877-344-7529 (domestic)

1-412-317-0088 (international)

Conference number:	10095161

About Egalet

Egalet, a fully integrated specialty pharmaceutical company, is focused on developing, manufacturing and commercializing innovative treatments for pain and other conditions. Egalet has two approved products: OXAYDO® (oxycodone HCI, USP) tablets for oral use only —CII and SPRIX® (ketorolac tromethamine) Nasal Spray. In addition, using its proprietary Guardian™ Technology, Egalet is developing a pipeline of clinical-stage, product candidates that are specifically designed to deter abuse by physical and chemical manipulation. The lead programs, ARYMO™ ER, an abuse-deterrent, extended-release, oral morphine formulation, and Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, are being developed for the management of pain severe enough to require daily, around-the-clock, long-term opioid treatment and for which alternative treatment options are inadequate. Egalet’s Guardian Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. For additional information on Egalet, please visit egalet.com. For full prescribing information on

SPRIX, including the boxed warning, please visit sprix.com. For full prescribing information on OXAYDO, please visit oxaydo.com.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks. Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: whether our product candidates approve regulatory approval, our estimates regarding expenses, future revenues, capital requirements and needs for additional financing; our current and future indebtedness; our ability to obtain additional financing; the level of commercial success of our products and, if approved, our product candidates; the continued development of our commercialization capabilities, including sales and marketing capabilities; our ability to execute on our sales and marketing strategy, including developing relationships with customers, physicians, payors and other constituencies; the difficulties in obtaining and maintaining regulatory approval of our products and product candidates, and any related restrictions, limitations and/or warnings in the product label under any approval we may obtain; the success and timing of our preclinical studies and clinical trials; the accuracy of our estimates of the size and characteristics of the potential markets for our product candidates and our ability to serve those markets; the rate and degree of market acceptance of any of our product candidates; the performance of third parties, including contract research organizations, manufacturers and collaborators; our failure to recruit or retain key scientific or management personnel or to retain our executive officers; regulatory developments in the U.S. and foreign countries; obtaining and maintaining intellectual property protection for our product candidates and our proprietary technology; our ability to operate our business without infringing the intellectual property rights of others; recently enacted and future legislation regarding the healthcare system; the success of competing products that are or become available; and our ability to integrate and grow any businesses or products that we may acquire; and other risk factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:

E. Blair Clark-Schoeb
Senior Vice President, Communications
Email: bcs@egalet.com
Tel: 917-432-9275

Egalet Corporation and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2015	September 30, 2016
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$46,665	$46,622
Marketable securities, available for sale	99,042	54,592
Accounts receivable	295	3,890
Related party receivable	57	—
Inventory	1,837	1,487
Prepaid expenses and other current assets	1,295	1,867
Other receivables	1,047	1,287
Total current assets	150,238	109,745
Intangible assets, net	10,380	8,921
Property and equipment, net	7,801	13,584
Deposits and other assets	3,997	1,823
Total assets	$172,416	$134,073
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	7,417	5,713
Accrued expenses	7,616	13,933
Deferred revenue	10,128	4,910
Debt - current	3,320	133
Other current liabilities	183	500
Total current liabilities	28,664	25,189
Debt - non-current portion, net	52,442	82,070
Deferred income tax liability	1,084	304
Derivative liability	656	14
Other liabilities	348	941
Total liabilities	83,194	108,518

Commitments and contingencies (Note 10)
Stockholders’ equity
Common stock—$0.001 par value; 75,000,000 shares authorized at December 31, 2015 and September 30, 2016; 25,085,554 and 25,189,125 shares issued and outstanding at December 31, 2015 and September 30, 2016, respectively	25	25
Additional paid-in capital	223,784	228,735
Accumulated other comprehensive (loss) income	(41)	603
Accumulated deficit	(134,546)	(203,808)
Total stockholders’ equity	89,222	25,555
Total liabilities and stockholders’ equity	$172,416	$134,073

Egalet Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2016	2015	2016
Revenues
Net product sales	$1,296	$4,711	$2,065	$10,724
Collaboration revenues	—	—	—	100
Related party revenues	390	—	1,361	—
Total revenue	1,686	4,711	3,426	10,824

Cost and Expenses
Cost of sales (excluding amortization of product rights)	349	914	650	2,580
Amortization of product rights	505	502	1,468	1,506
General and administrative	5,515	7,950	16,014	22,802
Sales and marketing	6,283	6,973	11,142	19,455
Research and development	4,602	12,070	19,905	26,886
Total costs and expenses	17,254	28,409	49,179	73,229
Loss from operations	(15,568)	(23,698)	(45,753)	(62,405)

Other (income) expense:
Change in fair value of derivative liability	(592)	11	181	(642)
Interest expense, net	2,380	3,601	5,146	8,225
Other (gain) loss	—	(12)	(2)	54
Loss (gain) on foreign currency exchange	2	(3)	87	—
	1,790	3,597	5,412	7,637
Loss before provision (benefit) for income taxes	(17,358)	(27,295)	(51,165)	(70,042)
Provision (benefit) for income taxes	1	(358)	4	(780)
Net loss	$(17,359)	$(26,937)	$(51,169)	$(69,262)
Per share information:
Net loss per share of common stock, basic and diluted	$(0.81)	$(1.10)	$(2.81)	$(2.83)
Weighted-average shares outstanding, basic and diluted	21,530,153	24,565,554	18,182,781	24,480,494